Exhibit 99.1

Edwards Lifesciences Corporation One Edwards Way Irvine, CA USA 92614 Phone: 949.250.2500 Fax: 949.250.2525 www.edwards.com

NEWS RELEASE

Media Contact:	Barry R. Liden, 949-250-5070
Investor Contact:	David K. Erickson, 949-250-6826

EDWARDS LIFESCIENCES RECLASSIFIES $14 MILLION
FROM 2005 OPERATING CASH FLOWS

Reclassification Has No Impact on 2005 Net Cash Flows, Earnings,
Balance Sheet or 2006 Guidance

IRVINE, Calif., March 8, 2006 — Edwards Lifesciences Corporation (NYSE:EW), a global leader in products and technologies to treat advanced cardiovascular disease, today said that its Form 10-K for the year ended December 31, 2005, which the company expects to file with the Securities and Exchange Commission later this week, will include a reclassification within its Statement of Cash Flows of $14.0 million related to the impact of a previously announced divestiture.  The reclassification has no effect on the company’s 2005 net cash flows, any previously released balance sheets, statements of operations or statements of shareholders’ equity, nor does it have any impact on the company’s 2006 outlook.

On February 2, 2006, Edwards reported fourth quarter and full year 2005 results, including cash flows from operating activities and free cash flow.  It was subsequently determined that a $14.0 million impact from the ePTFE vascular graft business divestiture was recorded in cash flows from operating activities rather than cash flows from investing activities.  As a result of the reclassification, the revised annual cash flows from operating activities is $136.8 million.  Correspondingly, free cash flow for full year 2005 is $126.1 million, calculated as cash flows from operating activities, minus capital

EDWARDS LIFESCIENCES RECLASSIFIES $14 MILLION FROM

2005 OPERATING CASH FLOWS

expenditures of $48.5 million, plus $37.8 million related to the company’s charitable fund contribution and the restructuring of the 3F Therapeutics agreement.  For the fourth quarter, revised cash flows from operating activities and free cash flow are $44.3 million and $22.4 million, respectively.

The Form 10-K filing for the year ended December 31, 2005 will be available on Edwards’ investor relations Web site at http://www.edwards.com/InvestorRelations.

About Edwards Lifesciences

Edwards Lifesciences, a leader in advanced cardiovascular disease treatments, is the number-one heart valve company in the world and the global leader in acute hemodynamic monitoring.  Headquartered in Irvine, Calif., Edwards focuses on specific cardiovascular opportunities including heart valve disease, peripheral vascular disease and critical care technologies.  The company’s global brands, which are sold in approximately 100 countries, include Carpentier-Edwards, Cosgrove-Edwards, FloTrac, Fogarty, LifeStent, PERIMOUNT and Swan-Ganz.  Additional company information can be found at http://www.edwards.com.

Edwards Lifesciences, Edwards, Carpentier-Edwards, Cosgrove-Edwards, Fogarty, PERIMOUNT and Swan-Ganz are trademarks of Edwards Lifesciences Corporation and are registered in the U.S. Patent and Trademark Office.  LifeStent is a trademark of Edwards Lifesciences AG and is registered in the U.S. Patent and Trademark Office.  FloTrac is a trademark of Edwards Lifesciences Corporation.

# # #